Exhibit 10.18

TSCAN THERAPEUTICS, INC.

MANAGEMENT CASH INCENTIVE PLAN

ARTICLE 1. BACKGROUND AND PURPOSE

1.1    Effective Date. This Plan became effective upon its adoption by the Committee and is not subject to approval by the Company’s stockholders.

1.2    Purpose of the Plan. The Plan is intended to provide Participants with the possibility of earning incentive bonuses.

ARTICLE 2. DEFINITIONS

The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:

2.1    “Actual Award” means, as to any Performance Period, the actual award amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Administrator’s authority under Section 3.6 to increase, eliminate or reduce the award otherwise indicated by the Payout Formula.

2.2    “Administrator” means the Board, Committee or such other entity, group, or individual delegated authority to administer the Plan in accordance with Section 5.1 of the Plan.

2.3    “Affiliate” means any corporation or other entity (including, without limitation, partnerships and joint ventures) controlled by the Company.

2.4    “Base Salary” means, as to any Performance Period, the Participant’s regular base salary as in effect at the end of the Performance Period. Base Salary shall be calculated before both (a) deductions for taxes or benefits and (b) any deferrals of compensation pursuant to Company-sponsored plans or Affiliate-sponsored plans.

2.5    “Board” means the Company’s Board of Directors.

2.6    “Change in Control” means (a) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Company, except where such sale, conveyance or other disposition is to a wholly owned subsidiary of the Company, (b) a merger or consolidation of the Company with or into another corporation, entity or person, other than any such transaction in which the holders of voting capital stock of the Company outstanding immediately prior to the transaction continue to hold a majority of the voting capital stock of the Company (or the surviving or acquiring entity) outstanding immediately after the transaction (taking into account only stock of the Company held by such stockholders immediately prior to the transaction and stock issued on account of such stock in the transaction), or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; provided, however, that a Change in Control shall not include any transaction or series of related transactions (1) principally for bona fide equity financing purposes or (2) effected exclusively for the purpose of changing the domicile of the Company. A series of related transactions shall be deemed to constitute a single transaction for purposes of determining whether a Change in Control has occurred.

2.7    “Committee” means the Compensation Committee of the Board.

2.8    “Company” means TScan Therapeutics, Inc., a Delaware corporation, or any successor thereto.

2.9    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed when the Plan is adopted or becomes so employed after the adoption of the Plan.

2.10    “Executive” means any executive officers as defined under Rule 3b-7 and officer as defined under Rule 16a-f promulgated under Section 16 of the Securities and Exchange Act.

2.11    “Fiscal Year” means the fiscal year of the Company.

2.12    “Participant” means, as to any Performance Period, an Employee who has been selected for participation in the Plan for that Performance Period pursuant to Section 3.1.

2.13    “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Administrator pursuant to Section 3.5 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Performance Period to Performance Period and from Participant to Participant.

2.14    “Performance Period” means a Fiscal Year, or any longer or shorter period determined by the Administrator.

2.15    “Performance Goals” means the goal(s) or combined goal(s) determined by the Administrator to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Administrator, the Performance Goal(s) may provide for a targeted level or levels or achievement using the performance criteria specified by the Administrator. Possible, but non-exclusive, performance criteria are set forth in Appendix A attached to the Plan.

2.16    “Plan” means this TScan Therapeutics, Inc. Management Cash Incentive Plan, as amended from time to time.

2.17    “Shares” means shares of the Company’s common stock.

2.18    “Target Award” means the target award amount payable under the Plan to a Participant for the Performance Period expressed as a percentage of his or her Base Salary or a specific dollar amount or by reference to a number of Shares, as determined by the Administrator in accordance with Section 3.4.

2.19    “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including (without limitation) a termination by resignation, discharge, death, disability, retirement or the disaffiliation of an Affiliate, but excluding a transfer from the Company to an Affiliate or between Affiliates.

ARTICLE 3. SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1    Selection of Participants. The Administrator, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Administrator and shall be determined Performance Period by Performance Period. Accordingly, an Employee who is a Participant for a given Performance Period is in no way assured of being selected for participation in any subsequent Performance Period.

3.2    Determination of Performance Period. The Administrator, in its sole discretion, shall establish whether a Performance Period shall be a Fiscal Year or such longer or shorter period of time. The Performance Period may differ from Participant to Participant and from award to award.

3.3    Determination of Performance Goals. The Administrator shall establish the Performance Goals for each Participant for the Performance Period, and the Administrator (or its designee) shall communicate the applicable Performance Goals to each Participant. The Performance Goals may differ from Participant to Participant and from award to award.

3.4    Determination of Target Awards. The Administrator shall establish a Target Award for each Participant for each Performance Period, and the Administrator (or its designee) shall communicate the applicable Target Award to each Participant.

3.5    Determination of Payout Formula or Formulae. The Administrator will establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula may (a) be based on a comparison of actual performance to the Performance Goals, (b) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level and (c) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals, subject to the limitations in Section 3.7.

3.6    Determination of Actual Awards. After the end of each Performance Period, the Administrator will determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant will be determined by applying the Payout Formula to the level of actual performance that has been determined by the Administrator; provided that notwithstanding anything to the contrary in this Plan, the Administrator may (a) reduce or eliminate the Actual Award that otherwise would be payable under the Payout Formula; (b) increase the Actual Award; or (c) determine whether or not any Participant will receive an Actual Award in the event that the Participant incurs a Termination of Employment before such Actual Award is to be paid pursuant to Section 4.1. If a Participant’s Actual Award is reduced or eliminated, no other Participant’s Actual Award shall be increased as a result. The Administrator has the absolute discretion to reduce or eliminate payment of an Actual Award if in the Administrator’s judgment corporate performance, financial condition, individual performance, general economic conditions, or other similar factors make such reduction or elimination appropriate.

3.7    Maximum Actual Awards. The Administrator may establish the maximum amount or value of the Actual Award paid to any Participant for any Performance Period.

ARTICLE 4. PAYMENT OF AWARDS

4.1    Right to Receive Payment. A Participant shall have no right to receive an Actual Award unless the Participant is employed by the Company or an Affiliate on the date of payment, unless otherwise determined by the Administrator.

4.2    Unfunded Plan. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Company. No amounts awarded or accrued under the Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay Actual Awards under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors of the Company or the Affiliate that employs the Participant.

4.3    Timing of Payment. Subject to Sections 3.7 and 4.6, payment of each Actual Award shall be made as soon as administratively practicable after the end of the applicable Performance Period, but in any event no later than March 15th following the Performance Period.

4.4    Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) or in Share-based awards (or a combination thereof) in a single lump sum, except as otherwise determined by the Administrator.    To the extent an Actual Award is paid in whole or in part in the form of Share-based awards, such awards shall be granted under an equity incentive plan maintained by the Company for the payment or awarding of Shares.

4.5    Payment in the Event of Death. If a Participant dies before receiving an Actual Award that was scheduled to be paid before his or her death for a prior Performance Period, then the Actual Award shall be paid to the Participant’s designated beneficiary or, if no beneficiary has been designated, to the administrator or representative of his or her estate, subject to applicable law. Any beneficiary designation or revocation of a prior designation shall be effective only if it is in writing, signed by the Participant and received by the Company prior to the Participant’s death, subject to applicable law.

4.6    Recoupment Policy. All awards granted under the Plan shall be subject to any Company recoupment or clawback policy, as in effect from time to time, including any required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

ARTICLE 5. ADMINISTRATION

5.1    Administrator Authority. The Plan shall be administered by the Administrator, subject to Section 5.3; provided, however, that with respect to any Executive, the Committee shall act as Administrator. The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including (without limitation) the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of the awards, (c) interpret the Plan, (d) adopt such procedures and sub-plans as are necessary or appropriate, (e) adopt rules for the administration, interpretation and application of the Plan and (f) interpret, amend or revoke any such rules.

5.2    Decisions Binding. All determinations and decisions made by the Administrator, the Board or any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

5.3    Delegation by the Administrator. The Administrator, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or employees of the Company, except that the Committee may not delegate its authority and powers under the Plan with respect to Executives.

ARTICLE 6. GENERAL PROVISIONS

6.1    Tax Withholding. The Company or an Affiliate, as applicable, shall withhold all required taxes from an Actual Award, including any federal, state, local or other taxes.

6.2    Application of Section 409A. The provisions of this Plan are intended to be exempt from the requirements of Section 409A of the Code so that none of the payments to be provided under this Plan will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to be so exempt. In no event will the Administrator reimburse Participants for any taxes that may be imposed as result of Section 409A of the Code.

6.3    No Effect on Employment. Neither the Plan nor any Target Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or an Affiliate. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. The Company and its Affiliates expressly reserve the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

6.4    Participation; No Effect on Other Benefits. No Employee shall have the right to be selected to receive an award under the Plan, or, having been so selected, to be selected to receive a future award. Except as expressly set forth in a Participant’s employment agreement with the Company or an Affiliate, any Actual Awards under the Plan shall not be considered for the purpose of calculating any other benefits to which such Participant may be entitled, including (a) any termination, severance, redundancy or end-of-service payments, (b) other bonuses or long-service awards, (c) overtime premiums, (d) pension or retirement benefits or (e) future Base Salary or any other payment to be made by the Company to such Participant. All Participants expressly acknowledge that there is no obligation on the part of the Company to continue the Plan. Any Actual Awards granted under the Plan are not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation,

6.5    Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a merger, consolidation, direct or indirect purchase of all or substantially all of the business or assets of the Company or such Affiliate, or any similar transaction.

6.6    Nontransferability of Awards. No award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to the limited extent provided in Section 4.5. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

ARTICLE 7. DURATION, AMENDMENT AND TERMINATION

7.1    Duration of the Plan. The Plan shall remain in effect until terminated pursuant to Section 7.2.

7.2    Amendment, Suspension or Termination. The Board or the Administrator may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason; provided that this Plan may not be suspended or terminated, nor amended in a manner adverse to a Participant for a period of twelve (12) months following a Change in Control of the Company. No award may be granted during any period of suspension or after termination of the Plan.

ARTICLE 8. LEGAL CONSTRUCTION

8.1    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.2    Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities markets as may be required.

8.3    Captions. Captions are provided herein for convenience only and shall not serve as a basis for interpretation or construction of the Plan.

APPENDIX A

PERFORMANCE METRICS

The Administrator may establish Performance Goals derived from the following metrics, or from such other measures of performance selected by the Administrator from time to time in its sole discretion:

Industry-Specific

•	development of new product candidates

•	clinical achievements (including initiating clinical studies, initiating or completing enrollment or enrolling particular numbers of subjects in clinical studies)

•

completing phases of a clinical study (including the enrollment phase, dose-escalation or dose-expansion phase or announcing or presenting preliminary or final data from clinical studies, in each case, whether on particular timelines or generally)

•	regulatory achievements (including submitting or filing applications or other documents with regulatory authorities, or clearing or receiving approval of any such applications or other documents)

•	launch of new products or approvals of existing products in new indications

•	market share

•	pricing and/or reimbursement approval

•	revenue, revenue growth or product revenue growth

•	acquisitions of assets or intellectual property

•

strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property, whether in a particular jurisdiction or territory or globally or through partnering transactions)

•

establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors)

•	sales or licenses of the Company’s assets, including its intellectual property

Financial

•	appreciation in and/or maintenance of any publicly-traded securities of the Company

•	cash flow, cash balance or cash flow per share (before or after dividends)

•	cash flow return on investment

•	cash margin

•	comparisons with various stock market indices

•	debt reduction

•	earnings or loss per share

•	earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization)

•	economic value added (or an equivalent metric)

•	expense or cost reduction

•	financial ratios, including those measuring liquidity, activity, profitability or leverage

•	financing and other capital raising transactions (including sales of the Company’s equity or debt securities)

•	gross margin

•	gross profits

•	improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable

•	net income or loss (before or after taxes)

•	net operating income or profits, before or after tax

•	net sales

•	operating cash flow or other operating efficiencies

•	operating income (before or after taxes)

•	operating margin

•	total stockholder return

•	working capital

•	year-end cash

•	share price

•	stockholders’ equity

•	reductions in costs

•	return on assets, net assets, investment or capital employed (including return on total capital or return on invested capital)

•	return on equity or average stockholders’ equity

•	return on operating revenue

Organizational

•	employee satisfaction

•	employee survey results

•	recruiting and maintaining personnel

In the areas of development, regulatory progress and commercialization, the achievements described above performed by a third party with which the Company has a licensing or collaborative agreement (a “Partner”) may apply to the Company, if so determined by the Administrator. For example, if a Partner accomplishes development milestones, regulatory achievements, commercialization or sales targets with an asset within a program that is a subject of the licensing or collaboration agreement between the Company and the Partner, then such Partner’s accomplishments may constitute achievements of the Company.

Performance Goals may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.

The Administrator may adjust the results under any performance criterion to exclude any of the following events that occurs during a performance measurement period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) any extraordinary, unusual or non-recurring items, (f) exchange rate effects for non-U.S. dollar denominated net sales and operating earnings or (g) statutory adjustments to corporate tax rates.

Any Performance Goal used may be measured (a) in absolute terms, (b) in relative terms, including (without limitation) the passage of time and/or against other companies or metrics, (c) on a per-share basis, (d) against the performance of the Company as a whole or against particular segments or products of the Company and/or (e) on a pre-tax or after-tax basis. Any Performance Goal may be measured on a basis other than generally accepted accounting principles.